As filed with the Securities and Exchange Commission on March 31, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Danimer Scientific, Inc.

(Exact name of registrant as specified in charter)

Delaware	82-1924518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Industrial Boulevard Bainbridge, Georgia	39817
(Address of Principal Executive Offices)	(Zip Code)

Danimer Scientific, Inc. 2020 Long-Term Incentive Plan

Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan,

assumed by Danimer Scientific, Inc.

Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan,

assumed by Danimer Scientific, Inc.

Novomer, Inc. 2009 Stock Incentive Plan,

assumed by Danimer Scientific, Inc.

(Full title of the plan)

Attn.: Stephen E. Croskrey

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, Georgia

(Name and address of agent for service)

Copy to:

Robert L. Lawrence, Esq.

Kane Kessler, P.C.

600 Third Avenue, 35th Floor

New York, NY 10016

(212) 541-6222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Danimer Scientific, Inc., a Delaware corporation (“Danimer”), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement covers 3,185,362 shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Danimer Scientific, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”). Under the 2020 Incentive Plan, the Registrant is issuing up to 2,895,411 shares of Common Stock, which arise from (i) the assumption by the Registrant of the remaining authorized but unissued shares of common stock underlying the Meredian Holdings Group, Inc. (“MHG”) 2016 Director and Executive Officer Stock Incentive Plan (adjusted to reflect the merger transaction pursuant to which the Registrant acquired MHG), and (ii) assumption by the Registrant of the remaining authorized but unissued shares of common stock underlying the MHG 2016 Omnibus Stock Incentive Plan. Each of the MHG 2016 Director and Executive Officer Stock Incentive Plan and MHG Omnibus Stock Incentive Plan were approved by MHG’s shareholders upon adoption. Such plans would have expired on May 4, 2026 and awards out of these shares will not be granted following such date and will otherwise be granted in compliance with New York Stock Exchange (“NYSE”) Rule 303A.08. The Registrant is also issuing under the 2020 Incentive Plan 289,951 shares of Common Stock, which arise from the assumption by the Registrant of the remaining authorized but unissued shares of common stock underlying the Novomer, Inc. (“Novomer”) 2009 Stock Incentive Plan (adjusted to reflect to the merger transaction pursuant to which the Registrant acquired Novomer). The Novomer 2009 Stock Inventive Plan was approved by Novomer’s shareholders upon adoption. Such plan (as had been amended) would have expired on July 28, 2024 and awards out of these shares will not be granted following such date and will otherwise be granted in compliance within NYSE Rule 303A.08. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the 2020 Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

This Registration Statement also contains information required in the Registration Statement pursuant to Part II of Form S-8 and will be used for offers or issuances of shares of Common Stock of Danimer pursuant to the 2020 Incentive Plan. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such shares of Common Stock.

In accordance with Instruction E to Form S-8, the contents of the prior Form S-8 registration statement (Commission File No. 333-254085) is incorporated herein by reference, except for those items being updated by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(d) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Danimer Scientific, Inc., a Delaware corporation (the “Registrant”), are incorporated by reference into the Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 7, 2022;

●	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 21, 2022 and February 3, 2022 (in each case, excluding “furnished” and not “filed” information); and

●	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on May 4, 2020, including any amendments or reports filed for the purpose of updating that description.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had No reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (Commission File No. 001-39280) filed on February 3, 2022).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-236800)).

4.4	Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex C to the Proxy Statement/Prospectus on Form 424B3 (File No. 333-249691) filed on December 16, 2020).

4.5

Form of Stock Option Agreement under the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.29 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.6	Form of Restricted Stock Agreement under the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.30 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.7

Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan, assumed by Danimer Scientific, Inc. (incorporated by reference to Exhibit 4.8 to Registration Statement on Form S-8 (Commission File No. 333-254085) filed on March 10, 2021).

4.8	Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan, assumed by Danimer Scientific, Inc. (incorporated by reference to Exhibit 4.9 to Registration Statement on Form S-8 (Commission File No. 333-254085) filed on March 10, 2021).

4.9	Novomer, Inc. 2009 Stock Incentive Plan (1)

5.1	Opinion of Kane Kessler, P.C. (1)

23.1	Consent of KPMG LLP (1)

23.2	Consent of Thomas Howell Ferguson P.A. (1)

23.3	Consent of Kane Kessler, P.C. (Included in Exhibit 5.1). (1)

24.1	Power of Attorney (included on the signature page of the Registration Statement hereto). (1)

107.1	Filing Fee Table (1)

(1)	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bainbridge, State of Georgia, on March 31, 2022.

DANIMER SCIENTIFIC, INC.

By:	/s/ Stephen E. Croskrey
	Name:	Stephen E. Croskrey
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen E. Croskrey and Michael A. Hajost, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen E. Croskrey	Chief Executive Officer, Director and Chairman of the Board	March 31, 2022
Stephen E. Croskrey	(Principal Executive Officer)

/s/ Michael A. Hajost	Chief Financial Officer	March 31, 2022
Michael A. Hajost	(Principal Financial Officer and Principal Accounting Officer)

/s/ John P. Amboian	Director	March 31, 2022
John P. Amboian

/s/ Richard J. Hendrix	Director	March 31, 2022
Richard J. Hendrix

/s/ Christy Basco	Director	March 31, 2022
Christy Basco

/s/ Philip Gregory Calhoun	Director	March 31, 2022
Philip Gregory Calhoun

/s/ Gregory Hunt	Director	March 31, 2022
Gregory Hunt

/s/ Dr. Isao Noda	Director	March 31, 2022
Dr. Isao Noda

/s/ Stuart Pratt	Director	March 31, 2022
Stuart Pratt

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